Exagen Inc. Reports Third Quarter 2019 Results

AVISE® Testing Revenue Drives 27% Revenue Growth

November 12, 2019

SAN DIEGO, CA – Exagen Inc. (Nasdaq: XGN), an organization dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention, today reported financial results for the quarter ended September 30, 2019.
Recent Highlights:
•Experienced record demand, including a 29% increase of flagship AVISE® CTD volume, including AVISE® Lupus, to 27,159 tests.
•Grew the number of ordering healthcare providers by 29% to 1,591, compared to the third quarter of 2018, with 98% healthcare provider adopter retention.
•Generated total revenue of $10.4 million for the third quarter of 2019, representing 27% growth over the third quarter of 2018.
•Successfully completed initial public offering in September, selling 4.14 million shares of stock with aggregate gross proceeds to the company of $58.0 million.
•Advanced strategic integrated testing and therapeutics strategy (Dx/Rx) through co-promotion agreement with Janssen Biotech for SIMPONI®.
•Further expanded the salesforce to 55 representatives to execute Dx/Rx strategy.

“The Exagen team took an important step in the quarter by completing our initial public offering, which will help enable the company’s continued growth. The company continues to execute at a high level, delivering another record quarter of testing volumes, increasing the number of ordering healthcare providers, and benefiting patients suffering from chronic autoimmune diseases. This continued traction resulted in revenue growth of 27%. Our results are indicative of our momentum and we believe we are well-positioned for continued growth in 2019 and beyond,” said Ron Rocca, Exagen President and Chief Executive Officer. “The Company’s Dx/Rx strategy is gaining momentum, with SIMPONI® delivering incremental revenue in the quarter. Our recently expanded sales force positions Exagen to execute on the significant opportunity in front of the company.”

Third Quarter 2019 Financial Results

Revenue for the three months ended September 30, 2019 was $10.4 million, compared with $8.2 million in the third quarter of 2018.  Testing revenues increased to $10.0 million, or a 23% increase compared to the third quarter of 2018, driven by record testing volumes in AVISE® CTD, including AVISE® Lupus. Revenue from our co-promotion efforts contributed to $0.4 million in the third quarter of 2019.
Gross margins improved to 54% in the third quarter of 2019 compared to 53% in the third quarter of 2018, driven by higher testing volumes.
Operating expenses increased to $12.6 million in the third quarter of 2019, compared with $9.4 million in the third quarter of 2018, due primarily to an increase in selling, general, and administrative expenses associated with the salesforce expansion.
For the third quarter of 2019, net loss was $3.1 million compared to a net loss of $1.8 million in the third quarter of 2018.
Cash and cash equivalents were approximately $77.8 million as of September 30, 2019.
2019 Guidance
For the full year 2019, Exagen expects revenue to be in the range of $40 million to $41 million.
Conference Call
A conference call to discuss third quarter 2019 financial results is scheduled for today November 12th, 2019 at 4:30 PM Eastern Time (1:30PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Media and individuals will be in a listen-only mode. Participants are asked to dial in a few minutes prior to the call to register for the event. A replay of the conference call will be available until Tuesday, November 19, 2019 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay of the conference call by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13695740.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. CB-CAPs assess the activation of the complement system, a biological pathway that is widely implicated across many autoimmune and autoimmune-related diseases, including systemic lupus erythematosus, or SLE. Exagen’s goal is to enable rheumatologists to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including SLE and rheumatoid arthritis, or RA. Exagen’s model of integrating testing products and therapeutics positions Exagen to offer targeted solutions to rheumatologists and, ultimately, better serve patients. For more information, please visit www.Exagen.com
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the company’s belief it is positioned for continued growth in 2019 and beyond, including potential future momentum in the Dx/Rx strategy; and full year 2019 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its Dx/Rx strategy, including its promotion efforts for SIMPONI®; the company’s dependence on third parties for reagents, equipment and other materials used in its testing products; third-party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; the company may not achieve its guidance for 2019; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Registration Statement on Form S-1 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi
kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$10,439	$8,223	$30,173	$22,799
Operating expenses:
Costs of revenue (excluding amortization of purchased technology)	4,783	3,852	14,217	11,376
Selling, general and administrative expenses	7,306	4,932	20,787	14,419
Research and development expenses	507	525	1,610	1,592
Amortization of intangible assets	—	47	—	141
Total operating expenses	12,596	9,356	36,614	27,528
Loss from operations	(2,157)	(1,133)	(6,441)	(4,729)
Interest expense	(909)	(704)	(2,720)	(2,098)
Change in fair value of financial instruments	(200)	55	267	55
Other income, net	125	26	264	77
Net loss	(3,141)	(1,756)	(8,630)	(6,695)
Accretion of redeemable convertible preferred stock	(338)	(2,768)	(4,640)	(6,462)
Deemed dividend recorded in connection with financing transactions	(13,601)	—	(13,601)	(1,152)
Net loss attributable to common stockholders	$(17,080)	$(4,524)	$(26,871)	$(14,309)
Net loss per share, basic and diluted	$(11.29)	$(71.80)	$(48.70)	$(227.11)
Weighted-average number of shares used to compute net loss per share, basic and diluted	1,513,189	63,005	551,730	63,005

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
	(Unaudited)	(As Revised)
Assets
Current assets:
Cash and cash equivalents	$77,828	$13,164
Accounts receivable, net	6,238	5,952
Prepaid expenses and other current assets	1,686	2,196
Total current assets	85,752	21,312
Property and equipment, net	1,314	1,566
Goodwill	5,506	5,506
Other assets	172	503
Total assets	$92,744	$28,887
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$1,213	$1,279
Accrued liabilities	6,449	3,923
Proceeds received prior to issuance of Series G redeemable convertible preferred stock	—	3,750
Total current liabilities	7,662	8,952
Borrowings-non-current portion, net of discounts and debt issuance costs	25,677	24,617
Redeemable convertible preferred stock warrant liabilities	—	1,503
Deferred tax liabilities	245	245
Other non-current liabilities	510	304
Total liabilities	34,094	35,621
Commitments and contingencies
Redeemable convertible preferred stock, $0.001 par value; 750,300,000 shares authorized; none and 532,606,084 shares issued and outstanding at September 30, 2019 (unaudited) and December 31, 2018, respectively; liquidation preference of $0 and $163,316 at September 31, 2019 (unaudited) and December 31, 2018, respectively	—	105,232
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at September 30, 2019; no shares authorized, issued or outstanding at December 31, 2018	—	—
Common stock, $0.001 par value; 200,000,000 and 1,470,000,000 shares authorized at September 30, 2019 (unaudited) and December 31, 2018, respectively; 12,559,492 and 63,005 shares issued and outstanding at September 30, 2019 (unaudited) and December 31, 2018, respectively	13	—
Additional paid-in capital	219,831	40,598
Accumulated deficit	(161,194)	(152,564)
Total stockholders' equity (deficit)	58,650	(111,966)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$92,744	$28,887